EXHIBIT 99.1

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5688
IR@advancedphotonix.com

Advanced Photonix, Inc. Announces Banking Relationship with Silicon Valley Bank
Increases Credit Facility

ANN ARBOR, Mich. /Business Wire// Advanced Photonix, Inc.® (NYSE Amex: API) today announced that it has established a new credit facility with Silicon Valley Bank, with regional headquarters in Chicago, IL. As part of this new banking relationship, the Company has repaid the short term note and line of credit previously held by The Private Bank and Trust. The new credit facility is initially comprised of a three year term note of $1 million, and a two year $5 million revolving line of credit.

Richard Kurtz, President and CEO commented, “We are pleased to have established this new relationship with Silicon Valley Bank, a strong bank with a rich history of working with growing high-technology businesses like API. I would also like to thank The PrivateBank and Trust for their support over the past four years. This new credit facility makes possible an increase in foreign receivable coverage up to $3 million as part of the $5 million total line. This increase in total credit facility will help us fund our growth, including our international revenue growth. We are very pleased with our new relationship with Silicon Valley bank, both for their commitment to API in particular and deep understanding of the high technology market.”

“We aim to increase the probability of our clients’ success and we’re looking forward to working closely with the Advanced Photonix team as they continue to grow,” said Mike Kohnen, Senior Relationship Manager, Silicon Valley Bank. “Since we are focused on technology innovators like API, we are able to provide them with the services and financing they need to expand internationally and tackle their ambitious goals.”

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (NYSE Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value-added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

About Silicon Valley Bank
Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations.  (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G

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